Exhibit 10.12

DATED	11 October, 2016

BADOO LIMITED (1)

and

IDAN WALLICHMAN (2)

SERVICE AGREEMENT

Mishcon de Reya

LLP Africa House

70 Kingsway

London WC2B 6AH

Tel: [phone number]

Fax: [fax number]

Ref: [reference number]

THIS AGREEMENT IS DATED 2016

PARTIES:

(1)	Badoo Limited whose registered office is at 13 Hawley Crescent, London, NW1 8NP (the “Employer”); and

(2)	ldan Wallichman of [address] (“you”)

AGREED TERMS:

1.	DEFINITIONS

1.1	In this agreement, the following expressions have the following meanings:

the “Board” means the board of directors for the time being of the Employer or any committee of the board of directors duly appointed by it;

“Confidential Information” means all and any information, in whatever form, of or relating to the Employer or any member of the Group which you (or, where the context so requires, another person) have obtained by virtue of your employment or engagement and which the Employer or any member of the Group regards as confidential, including (but not limited to):

(a)	financial information, results and forecasts, sales targets and statistics, market share and pricing statistics, profit margins, price lists, discounts, credit and payment policies and procedures;

(b)	information relating to business methods, corporate plans, business strategy, marketing plans, management systems, maturing new business opportunities, tenders, advertising and promotional material;

(c)

information relating to and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual arrangements and negotiations with the Employer or any member of the Group;

(d)

details of employees, officers and workers of and consultants to the Employer or any member of the Group, their remuneration details, job skills, experience and capabilities and other personal information;

(e)

information relating to trade secrets, research activities, development projects, inventions, designs, know-how, technical specification and other technical information in relation the development or supply of any future product or service of the Employer or any member of the Group and information concerning the intellectual property portfolio and strategy of the Employer or any member of the Group; and

(f)	any inside information (as defined in section 118C of the Financial Services and Markets Act 2000)

(g)	any information in respect of which the Employer or any member of the Group is bound by an obligation of confidence to a third party but excluding any information which:

(i)	is part of your own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Employer or any member of the Group without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by you of your obligations under this agreement;

“Copies” means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

the “Employment” means your employment under this agreement;

“Garden Leave” means any period during which the Employer exercises its rights under clause 16;

“Group” means the Employer, any subsidiary undertaking or parent undertaking of the Employer and any subsidiary undertaking of any such parent undertaking and “member of the Group” includes any undertaking in the Group. In this Agreement, “subsidiary undertaking” and “parent undertaking” have the meanings set out in sections 1161 and 1162 of the Companies Act 2006, modified so that: sections 1162(2)(c) and 1162(4) do not apply; and in section 1162(3)(b), without limitation, a person is deemed to be “acting on behalf of’ an undertaking or any of its subsidiary undertakings if any of that undertaking’s shares are registered in the name of that person (i) as bare nominee; or (ii) by way of security or in connection with the taking of security. For the avoidance of doubt, the definition of “undertaking” in section 1161, without limitation, includes limited liability partnerships;

“HMRC” means HM Revenue and Customs;

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

“Inventions” means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium; and

“Investment” means any holding as a bona fide investment of not more than three per cent of the total issued share capital in any company, whether or not its shares are listed or dealt in on any recognised investment exchange provided such company does not carry out a business similar to or competitive with any business for the time being carried on by the Employer or any member of the Group.

2.	APPOINTMENT AND TERM

2.1	You will be employed as Chief Financial Officer, or in such other capacity commensurate with your skills, experience and status as the Employer may determine, on the terms set out in this agreement.

2.2

The Employment will commence on 15 November 2016 and will, subject to the remaining terms of this agreement, continue until terminated by either party giving to the other not less than six months’ prior written notice.

2.3	No previous employment counts as part of your continuous employment with the Employer.

3.	DUTIES

3.1	During the Employment you will:

3.1.1	act as a director of the Employer;

3.1.2	abide by your statutory, fiduciary and common law duties to the Employer;

3.1.3	comply with the articles of association (as amended from time to time) of the Employer;

3.1.4	devote the whole of your working time, attention and abilities to the business of the Employer;

3.1.5	diligently exercise such powers and perform such duties as may from time to time be assigned to you together with such persons as the Employer may appoint to act jointly with you;

3.1.6	use your best endeavours to promote, protect, develop and extend the business of the Employer and any member of the Group in existence from time to time;

3.1.7	comply with all reasonable and lawful directions given to you by the Employer;

3.1.8

under no circumstances whatsoever either directly or indirectly receive or accept for your own benefit any commission, rebate, discount, gratuity or profit from any person. firm or company having business transactions with the Employer or any member of the Group in existence from time to time unless previously agreed with the Board;

3.1.9	promptly make such reports to the Board on any matters concerning the affairs of the Employer as are reasonably required;

3.1.10

report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Employer or any member of the Group in existence from time to time to the Board immediately on becoming aware of it;

3.1.11	I comply with any code relating to dealing in the Employer’s securities adopted by the Employer from time to time;

3.1.12

comply with any law, principles, rules and regulations which apply to the Employer or you as a director or employee of the Employer, including those of any regulatory authority or of any market on which the Employer’s securities are quoted or traded; and

3.1.13	comply with any corporate governance code or guidelines to the extent required by law or regulation or as adopted by the Employer from time to time.

3.2

The Employer may issue policies, procedures and rules on the conduct that it expects from its employees and may amend or replace them from time to time. You must familiarise yourself with and comply with the content of any such policies, procedures and rules.

3.3	You may be required to carry out work for or to hold office in any member of the Group at any time without additional remuneration.

3.4	The Employer may at its sole discretion transfer this agreement, or second you on a full-time or part-time, temporary or permanent basis, to any member of the Group at any time.

3.5

While you work for, hold office in or are seconded to any member of the Group you will have the same obligations and owe the same duties towards that member of the Group as you owe towards the Employer under the terms of this agreement.

4.	HOURS AND PLACE OF WORK

4.1	Your normal working hours are 9:00 am to 6:00 pm Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties.

4.2

The Working Time Regulations 1998 provides a limit on weekly working time of an average of 48 hours. However, you acknowledge that you may be required to work in excess of these hours and you agree that the limit on working time will not apply to your employment. You are entitled to terminate this opt-out at any time by giving not less than three months’ written notice addressed to the Board.

4.3	Your normal place of work is Medius House, 2 Sheraton Street, London W1F 8BH but the Employer may require you to work at any place within Greater London on either a temporary or an indefinite basis.

4.4

You agree to travel (both within the United Kingdom and abroad) as and when required for the proper performance of your duties. However, you will not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	REMUNERATION

5.1

You will be paid a salary of £160,000 per annum, which will accrue from day to day and be payable by equal monthly instalments in arrears on or before the last working day of each calendar month. You will not receive additional remuneration by way of fees for acting as a director of the Employer or any member of the Group.

5.2	The Employer will review your salary annually (except where notice has been served by either party to terminate this agreement). There shall be no obligation to increase your salary at any time.

5.3	You will be eligible for a bonus of up to 25% of your base salary subject to satisfaction of performance criteria.

5.4	You acknowledge that you have no right to receive a bonus and that the Employer is under no obligation to operate a bonus scheme and that if the Employer makes one or more bonus payments to you during the Employment it shall not become obliged to make any subsequent bonus payments. In any event, you will not be entitled to receive a bonus if the Employment has terminated (for any reason) or you are serving any period of notice (whether on Garden Leave or otherwise) at the time that bonuses are paid to directors.

5.5

The Employer will deduct income tax under PAYE and any national insurance contributions (and all and any other deductions required by law) from any bonus payable to you. Any bonus payable to you will not be taken into account for the purpose of calculating pension contributions.

5.6	The Employer may deduct from your salary or any other payments due to you any sums owed by you to the Employer or any member of the Group at any time.

6.	EXPENSES

The Employer will reimburse all reasonable expenses wholly, properly and necessarily incurred by you in the performance of your duties under this agreement, subject to production of such receipts or other appropriate evidence as the Employer may require.

7.	HOLIDAYS

7.1

You will be entitled to 24 days’ paid holiday in each holiday year (being the period from January to 31 December) together with the usual bank and other public holidays. In the respective holiday years in which the Employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis for each complete month of service during the relevant year.

7.2

Holiday can only be taken with the advance approval of the Board. You may carry forward a maximum of five days’ holiday from one holiday year to the next. Any such holiday carried forward must be taken by 31 March in the subsequent holiday year. You are not entitled to receive any payment in lieu in respect of any unused entitlement, save on termination as provided in clause 7.3. You may not take more than two weeks’ continuous holiday at any one time without the prior written consent of the Board.

7.3

On termination of the Employment, the Employer may either require you to take any unused and accrued holiday entitlement during any notice period by giving you at least one day’s notice (but such holiday entitlement will be deemed to be taken during any period of Garden Leave) or make a payment in lieu based on your entitlement under clause 7.1 for the holiday year in which your employment terminates. If the Employer terminates the Employment for any of the reasons in clause 14 or if you resign in breach of clause 2.2, your entitlement to payment in lieu will be based on the minimum holiday entitlement under the Working Time Regulations 1998 only. If you have taken more holiday than your accrued entitlement, you will be required to reimburse the Employer in respect of the excess days taken and the Employer is authorised to deduct the appropriate amount from any sums due to you. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to 1/260th of your salary.

7.4

During any continuous period of absence due to incapacity of one month or more you will not accrue holiday under this contract. Your entitlement under clause 7.1 for the holiday year in which such absence takes place will be reduced pro rata but will not fall below your entitlement under the Working Time Regulations 1998.

8.	SICKNESS ABSENCE

8.1

Provided you comply with the sickness absence procedures below (or such additional or alternative procedures as the Employer shall notify from time to time), you will continue to receive your full salary and contractual benefits during any absence from work due to illness or injury for an aggregate of up to 20 working days in any period of 12 months. Such payments will be inclusive of any statutory sick pay that may be due and the Employer may deduct from such payments the amount of any social security or other benefits that you may be entitled to receive and, to the extent that damages for loss of earnings are recoverable from any third party in relation to such incapacity, any payments under this clause will constitute a loan repayable to the Employer on demand at such time as you receive such third party payment (provided that you will not be required to repay a sum in excess of the amount of damages recovered).

8.2

You will notify the Board as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last. You will be required to complete self-certification forms in respect of any period of absence and to provide a medical certificate for any period of incapacity of more than seven days (including weekends). Further certificates must be provided to cover any further periods of incapacity.

8.3

You agree to consent to medical examinations (at the Employer’s expense) by a doctor appointed by the Employer should the Employer reasonably require and you will provide to that doctor copies of your medical records. The results of the examination may be disclosed to the Employer and the Employer may discuss such results with the relevant doctor. Alternatively, you may be asked to obtain a medical report from your GP or another person responsible for your clinical care and to provide this to the Employer.

8.4

If you are away from work due to illness or injury for a consecutive period of 40 working days the Employer may (without prejudice to the provisions of clause 14.4.11) appoint another person or persons to perform your duties.

8.5	No sick pay under clause 8.1 will be paid (except statutory sick pay, if payable) on any day when:

8.5.1	a hearing is pending which relates to any aspect of your conduct or performance and which could result in the imposition of a warning, dismissal or other sanction; or

8.5.2	you have been told, whether formally or informally, that there are concerns about any aspect of your conduct or performance which could result in a disciplinary hearing;

8.5.3	you are in breach of your obligations in relation to medical examinations and reports set out above; or

8.5.4	you are serving a period of notice.

9.	PENSION

The Employer will provide access to a stakeholder pension scheme (the “Scheme”) in accordance with its statutory obligations. Your participation in the Scheme will be subject to the rules of the Scheme and HM Revenue and Customs limits from time to time in force. The Employer will make a matching contribution to the Scheme subject to a maximum contribution from the Employer of 6% of your basic salary. Details of the Scheme can be obtained from the HR Department.

10.	OTHER BENEFITS

10.1	You will be entitled to participate in the following insurance schemes, details of which can be obtained from the HR Department:

10.1.1	private medical insurance scheme, in respect of yourself and your immediate family; and

10.1.2	critical illness cover.

10.2	Your right to participate in the schemes in clause 10.1 above is subject to the rules of the relevant scheme and of any related insurance policy as amended from time to time.

10.3

The Employer reserves the right to discontinue, vary or amend the schemes (including the level of cover) or change the providers at any time and is under no obligation to provide or continue to provide these benefits if they are not available for you (or for your immediate family) or not available at a cost the Employer considers reasonable. If the insurance providers refuse for any reason to provide any of the benefits to you or your immediate family, the Employer will not be liable to provide you with any replacement benefits of the same or similar kind or to pay any compensation in lieu of such benefits. The Employer will further not assume any liability for any payments that any insurer shall decline to make.

11.	OTHER INTERESTS

11.1	You will not (except as a representative of the Employer or with the prior written approval of the Board) whether paid or unpaid, directly or indirectly:

11.1.1	undertake, be engaged or concerned in the conduct of;

11.1.2	be or become an employee, agent, partner, consultant or director of; or

11.1.3	assist or have any financial interest (other than the holding of an Investment) in any other business, trade, profession or occupation, whether actual or prospective.

11.2

You agree to disclose to the Board any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Board, be considered to interfere, conflict or compete with the proper performance of your obligations under this agreement.

12.	CONFIDENTIAL INFORMATION

12.1

You will not (save in the proper course of your duties or as specifically authorised by the Employer) either during the Employment or at any time after its termination (howsoever arising) directly or indirectly:

12.1.1	use any Confidential Information;

12.1.2	disclose or permit the disclosure of Confidential Information to any person, company, or organisation whatsoever; or

12.1.3	make or use any Copies.

12.2	You are responsible for protecting the confidentiality of the Confidential Information and shall:

12.2.1	use your best endeavours to prevent the use or communication of any Confidential Information by any unauthorised person, company or organisation; and

12.2.2	inform the Employer immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

12.3

The restrictions above shall not apply to information which you or another person may be ordered to disclose by a court of competent jurisdiction or which you disclose pursuant to and in accordance with the Public Interest Disclosure Act 1998, provided you have complied with the Employer’s policy (if any) from time to time regarding such disclosures, or as may be required by law.

12.4

You will not at any time during the period of your employment make any derogatory, untrue or unfavourable remarks or statements whether orally or in writing with regard to the Employer, any member of the Group, its or their business, any of its or their officers, directors or employees or any of its or their clients, customers or suppliers.

13.	INTELLECTUAL PROPERTY

13.1

You shall give the Employer full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of the Employment (whether or not during working hours or using Employer premises or resources) which relate to, or are reasonably capable of being used in, the business of the Employer or any member of the Group. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Employer absolutely. To the extent that they do not vest automatically, you hold them on trust for the Employer. You agree promptly to execute all documents and do all acts as may, in the opinion of the Employer, be necessary to give effect to this clause 13.1.

13.2

You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 13.1 above.

13.3

You hereby irrevocably appoint the Employer to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Employer or its nominee the benefit of this clause 13 and acknowledge in favour of any third party that a certificate in writing signed by any Director or the Secretary of the Employer that any instrument or act falls within the authority conferred by this clause 13 shall be conclusive evidence that such is the case.

14.	TERMINATION

14.1

Notwithstanding clause 2.2, the Employer may (in its sole and absolute discretion) terminate the Employment at any time and with immediate effect by giving you notice that it is exercising its right to do so under this clause and that it will make you a payment in lieu of notice equal to your salary only which you would have been entitled to receive during the notice period (or remainder of the notice period) referred to in clause 2.2, less income tax and national insurance contributions. The Employer may elect, as regards the contractual benefits due under this clause, to either (i) make a payment equivalent to the cost of the Employer of providing the benefit; or (ii) continue to provide the benefit during the period for which payment in lieu of notice is made.

14.2

You will have no right to receive a payment in lieu of notice unless the Employer has exercised its discretion in clause 14.1 above. Nothing in this clause 14 shall prevent the Employer from terminating the Employment and electing not to make you any payment in lieu of notice.

14.3

Notwithstanding Clause 14.1, you will not be entitled to any payment in lieu if the Employer would otherwise have been entitled to terminate the Employment without notice in accordance with clause 14.4. In that case the Employer will also be entitled to recover from you any payment in lieu (or instalments thereof) already made.

14.4	The Employer may also terminate the Employment at any time with immediate effect without notice and without payment in lieu of notice if you:

14.4.1

are guilty of gross misconduct or commit any material or (after warning) repeated or continued breach or non-observance of your obligations to the Employer (whether under this agreement or otherwise) or if you refuse or neglect to comply with any reasonable and lawful directions of the Employer;

14.4.2

are guilty of any fraud or dishonesty or act in a manner which in the opinion of the Employer brings or is likely to bring you or the Employer or any member of the Group into disrepute or is materially adverse to the interests of the Employer or any member of the Group;

14.4.3

are, in the reasonable opinion of the Employer, negligent and/or incompetent in the performance of your duties, or fail to perform your duties to a satisfactory standard (having previously been given written notice of such failure (whether by means of routine appraisal or otherwise) and a reasonable opportunity to improve);

14.4.4

are guilty of a serious breach of any principles, rules, regulations or policies or any corporate governance code or guidelines applicable to you or the Employer or adopted by the Employer from time to time;

14.4.5	are convicted of any criminal offence (other than a motoring offence for which a non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

14.4.6	are disqualified from holding any office which you hold in the Employer or any member of the Group or resign from such office without the prior written approval of the Board;

14.4.7	have provided false or misleading information to the Employer in respect of your suitability for the Employment or your qualifications and experience;

14.4.8	become bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

14.4.9	become of unsound mind or a patient under any statute relating to mental health;

14.4.10	become ineligible to work in the United Kingdom in accordance with any statute relating to immigration matters;

14.4.11	are prevented by illness, injury or other incapacity from fully performing your obligations to the Employer for an aggregate of at least 60 working days in any period of 12 months

(even if, as a result of such termination, you would forfeit any entitlement to benefits under any permanent health insurance scheme provided by the Employer for your benefit, save that the Employer will not terminate the Employment solely on grounds of such illness, injury or other incapacity where such an entitlement to benefits would be forfeited).

14.5

The rights of the Employer under clause 14.4 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach by you of this agreement as having brought the agreement to an end. Any delay by the Employer in exercising its rights to terminate shall not constitute a waiver thereof.

14.6	If, during the Employment, you resign from the Board, the Employment shall automatically terminate.

15.	OBLIGATIONS ON TERMINATION

15.1	On the termination of the Employment (howsoever arising) or, if earlier, at the start of any Garden Leave, you will:

15.1.1

immediately deliver to the Employer all property of the Employer or any member of the Group which may be in your possession or control including, without limitation, keys, mobile phone, company car (if any), blackberry, computer equipment, and all Copies, correspondence, documents, papers, memoranda, notes and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs and software programmes (in whatever media) relating to the business or affairs of the Employer and all copies of the above, provided that where you are on Garden Leave you will not be required to return to the Employer (until the termination of the Employment) any property provided to you as a contractual benefit under the terms of this agreement;

15.1.2

irretrievably delete any information relating to the business of the Employer or any member of the Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Employer’s premises;

15.1.3	provide a signed statement that you have complied fully with your obligations under clauses 15.1.1 and 15.1.2;

15.1.4

immediately resign, without any claim for compensation, from all offices held in the Employer or any member of the Group and as a trustee of any pension scheme connected to the Employer or any member of the Group, and you hereby irrevocably appoint the Employer to be your attorney to execute any documents and do any things and generally to use your name for the purpose of giving the Employer or its nominee the full benefit of this clause;

15.1.5

transfer without payment to the Employer or as it may direct any shares or other securities held by you in the Employer or any member of the Group as a nominee or trustee for the Employer or any member of the Group and deliver to the Employer the related certificates, and you hereby irrevocably appoint the Employer to be your attorney to execute any documents and do any things and generally to use your name for the purpose of giving the Employer or its nominee the full benefit of this clause.

15.2

On termination of the Employment (howsoever arising and whether lawful or not) you will have no rights as a result of this agreement or any alleged breach of this agreement to any compensation under or in respect of any share option or long term incentive scheme of the Employer in which you may participate or have received grants or allocations at or before the date the Employment terminates. Any rights which you may have under such scheme(s) shall be exclusively governed by the rules of such scheme(s) as in force from time to time.

15.3

If the Employment is terminated at any time in connection with any reconstruction or amalgamation of the Employer whether by winding up or otherwise and you receive an offer of employment (on terms no less favourable overall than the terms of this agreement) from an undertaking involved in or resulting from such reconstruction or amalgamation you will have no claim whatsoever against the Employer arising out of or connected with such termination.

16.	GARDEN LEAVE

16.1

The Employer is under no obligation to provide you with work and may (if either party serves notice to terminate the Employment or if you purport to terminate the Employment in breach of contract) require you not to perform any duties or to perform only specified duties.

16.2	During any period of Garden Leave, you shall:

16.2.1	remain an employee of the Employer and be bound by the terms of this agreement (including, but not limited to, your implied duties of good faith and fidelity);

16.2.2	continue to receive your salary and contractual benefits in the usual way (subject to the rules of the relevant benefits scheme(s) in force from time to time and the terms of this agreement);

16.2.3	not, without the prior written consent of the Board attend your place of work or any other premises of the Employer or any member of the Group;

16.2.4

not contact or deal with (or attempt to contact or deal with) any officer or employee (other than on a purely social basis), consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any member of the Group except such person(s) as the Employer shall designate in writing, and the Employer may suspend your access to all or any information technology systems of the Employer and any member of the Group;

16.2.5	be deemed to take any accrued but unused holiday entitlement; and

16.2.6

(except during any periods taken as holiday, which should be notified in advance in accordance with the usual procedures) ensure that the Board knows where and how you can be contacted during normal working hours.

16.3	During any period of Garden Leave, the Board may, in its absolute discretion, appoint another person to perform your responsibilities jointly with you or in your place.

17.	RESTRICTIVE COVENANTS

17.1	In this clause 17:

“Capacity” means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

“Customer” means any person, firm, company, association or other entity who was an aggregator, collector or processor of revenues, marketing agency, portal, advertiser, subscription client, advertising agency, sponsor or promoter and who at any time during the Relevant Period (i) was provided with goods or services by the Employer or any member of the Group or (ii) was in the habit of dealing with the Employer or any member of the Group other than in a de minimis way, and about whom or which you have confidential information; and in each case with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;

“Key Employee” means any person who immediately prior to the Termination Date was employed or engaged by the Employer or any member of the Group with a base salary of £50,000 or above, or any other person employed or engaged by the Employer or any member of the Group who could materially damage the interests of the Employer or any member of the Group if they were involved in any Capacity in any business which competes with any Restricted Business, and with whom you had personal dealings during the Relevant Period;

“Prospective Customer” means any person, firm, company, association or other entity who is an aggregator, collector or processor of revenues, marketing agency, portal, advertiser, subscription client, advertising agency, sponsor or promoter to who during the period of six months prior to the Termination Date the Employer or any member of the Group had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services, and with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;

“Relevant Period” means the period of 12 months ending on the Termination Date;

“Restricted Business” means any business which sells or provides (or will sell or provide once operational) products or services in competition with the products or services of a kind sold or supplied by the Employer or any member of the Group, specifically including but not limited to:

(a)

any business that runs a social network platform or which operates, or plans to operate any “meeting” or “connecting” functionality enabling users to communicate with both known and previously unknown third parties;

(b)	any business which provides a “Dating” service; and

(c)

the following named companies (or any of their affiliates or group companies). For the avoidance of doubt, the Employer reserves the right to review, amend and add to this list on a regular basis: Ponder; Knock Knock; Lulu; The Grade; Down To Lunch; Wigo; Hinge; Happn; Tinder; Coffee Meets Bagel; The Grade; The League; Huggle; JSwipe; OKCupid; Raya; Black People Meet; Farmers Only; Gluten Free Singles; How About We; Grouper; Grindr; JDate; Huckle; Siren; Wildfyre; Her (Dattch); Hey Vina; Courtem; Match.com; Christian Mingle; Down; 3rnder; eHarmony; Adult FriendFinder; AnastasiaDate; Ashley Madison; BeautifulPeople.com; BeHappy2Day; Chemistry.com; Compatible Partners; DateMySchool; Gaydar; GayRomeo/Planet Romeo; Gleeden; Lavalife; Lovestruck; Mamba; Matchmaker.com; Meetic; Parship; Passions Network; Perfectmatch.com; Plenty Of Fish; Right Stuff; Shake My World; Speeddate.com; Spray date; SwoonXO; Tastebuds.fm; Tawkify; and Zoosk.

“Supplier” means any person, firm, company or entity who or which was at any time during the Relevant Period a supplier of services or goods (other than utilities and goods or services supplied for administrative purposes) to the Employer or any member of the Group and with whom or which you, or any person who reported directly to you, had material dealings during the Relevant Period;

“Termination Date” means the date on which the Employment terminates or, if you spend a period on Garden Leave immediately before the termination of the Employment, such earlier date on which Garden Leave commences.

17.2

You covenant with the Employer (for itself and as trustee and agent for each member of the Group) that you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any firm, company or person:

17.2.1	for six months following the Termination Date be engaged, concerned or involved in any Capacity with any business which is (or intends to be) in competition with any Restricted Business;

17.2.2

for twelve months following the Termination Date solicit or endeavour to entice away from the Employer or any member of the Group the business or custom of a Customer or Prospective Customer with a view to providing goods or services to that Customer in competition with any Restricted Business or otherwise induce, solicit or entice or endeavour to induce, solicit or entice any Customer to cease conducting, or reduce the amount of, business with the Employer or any member of the Group or discourage or prevent any Prospective Customer from conducting business with the Employer or any member of the Group;

17.2.3

for twelve months following the Termination Date be involved with the provision of goods or services to, or otherwise have any business dealings with, any Customer or Prospective Customer in the course of any business which is in competition with any Restricted Business;

17.2.4

for twelve months following the Termination Date solicit or endeavour to entice away from the Employer or any member of the Group the business or custom of any Supplier in the course of any business which is in competition with any Restricted Business;

17.2.5

for twelve months following the Termination Date be involved with the receipt of goods or services from any Supplier where such receipt would adversely affect the ability or willingness of the Supplier to meet the requirements of the Employer or any member of the Group;

17.2.6

for twelve months following the Termination Date offer to employ or engage or otherwise endeavour to entice away from the Employer or any member of the Group any Key Employee (whether or not such person would breach their contract of employment or engagement);

17.2.7

for twelve months following the Termination Date employ or engage or facilitate the employment or engagement of any Key Employee (whether or not such person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business;

17.2.8

at any time after the Termination Date represent yourself as being in any way connected with (other than as a former employee), or interested in the business of the Employer or any member of the Group or use any registered names or trading names associated with the Employer or any member of the Group.

17.3	None of the restrictions in clause 17.2 above shall prevent you from:

17.3.1	holding an Investment;

17.3.2	being engaged or concerned in any business insofar as your duties or work relate solely to geographical areas where that business is not in competition with any Restricted Business; or

17.3.3

being engaged or concerned in any business insofar as your duties or work relate solely to services or activities of a kind with which you were not concerned to a material extent during the Relevant Period.

17.4

Each of the restrictions contained in this clause 17 (on which you have had the opportunity to take independent legal advice) is intended to be separate and severable and while they are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions is held to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer or any member of the Group but would be valid if any particular restriction(s) were deleted or some part or parts of its or their wording were deleted, restricted or limited then such restriction(s) shall apply with such deletions, restrictions or limitations as the case may be.

17.5

You agree that you will (at the request and cost of the Employer) enter into a separate agreement with any member of the Group for which you perform services under which you will agree to be bound by restrictions corresponding to the restrictions contained in this clause 17 (or such similar restrictions as will be appropriate provided that such restrictions shall be no wider in scope than those contained in this clause) in relation to such member of the Group.

17.6

You agree that if your employment is transferred to any person, company, firm, organisation or other entity other than the Employer or any member of the Group (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer that will contain provisions that provide protection to the New Employer similar to that provided to the Employer and any member of the Group under clause 17.2.

17.7

If, during the Employment or any period during which the restrictions in this clause 17 apply you receive an offer to be involved in a business in any Capacity, you will notify the person making the offer of the terms of this clause 17.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURE

18.1

You are subject to the Employer’s disciplinary procedures, which can be found in the Staff Handbook. These procedures do not form part of your contract of employment. If you are dissatisfied with any disciplinary decision, you should apply in writing to the HR Department.

18.2

The Employer may at any time suspend you on full pay for a period of up to 20 working days, or such longer period as shall be reasonably necessary, for the purposes of investigating any allegation of misconduct or neglect against you.

18.3

If you wish to obtain redress of any grievance relating to the Employment you should apply in writing to the Board, in accordance with the Employer’s grievance procedures which can be found in the Staff Handbook. These procedures do not form part of your contract of employment.

19.	PERSONAL DATA

19.1

You consent to the Employer or any member of the Group processing both electronically and manually any data which relates to you for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and in particular to the processing of sensitive personal data (as defined in the Data Protection Act 1998).

19.2

You also consent to the transfer of such personal data (including sensitive personal data) to other offices the Employer may have or to a member of the Group or to other third parties (including those who provide products or services to the Employer or any member of the Group, regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Employer or part of the Employer) whether or not in the European Economic Area (and whether or not the country or territory in question maintains adequate data protection standards), for administration purposes and other purposes in connection with your employment or where it is necessary or desirable for the Employer to do so.

19.3	You are referred to the Employer’s data protection policy (as amended from time to time) for further details, which can be found in the Staff Handbook.

20.	E-MAIL AND INTERNET

Telephone calls made and received by you using the Employer’s equipment, use of the e-mail system to send or receive business or personal correspondence and use of the internet may be monitored and/or recorded by the Employer. You acknowledge that the content of any communications using the Employer’s systems or anything stored on such systems will not be private and confidential to you but will belong to the Employer and that the use of such systems is for business purposes only. Further details can be found in the Employer’s e-mail and internet policy which can be found in the Staff Handbook.

21.	COLLECTIVE AGREEMENTS

There are no collective agreements which directly affect the Employment.

22.	NOTICES

Any notice to be given under this agreement shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Employer) its registered office for the time being and (in the case of you) either to your address shown in this agreement or to your last known address and shall be deemed to have been served at the time at which it was delivered personally or transmitted or, if sent by post, would be delivered in the ordinary course of post. For the avoidance of doubt, no notices may be served by e-mail except with the written consent of the other party.

23.	FORMER AGREEMENTS

23.1

This agreement contains the entire understanding between the parties and is in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to your employment or engagement, which shall be deemed to have been terminated by mutual consent as from the commencement of this agreement.

23.2

You hereby warrant and represent to the Employer that you will not, in entering into this agreement or carrying out your duties under this agreement, be in breach of any other terms of employment whether express or implied or any other obligation binding upon you.

24.	CONSTRUCTION

24.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

24.2

Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment of such provision (whether before or after the date of this agreement) for the time being in force.

24.3	The schedules to this agreement, if any, form part of and are incorporated into this agreement.

24.4

No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing (not including e-mail) and has been signed by or on behalf of both parties.

25.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Employer shall have any rights under it.

26.	COUNTERPARTS

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax or email (in a PDF format) being acceptable for this purpose) and the agreement has been dated by agreement.

27.	PROPER LAW

27.1

Any claim or matter of whatever nature arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims) shall be governed by, and this agreement shall be construed in all respects in accordance with, the law of England and Wales.

27.2

Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims).

This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by Badoo Limited acting by a director, in the presence of:	Signature /s/ Vladimir Kornilovski Director
Print name Vladimir Kornilovski

Witness signature /s/ Kirsten Dellis

Name (in BLOCK CAPITALS) KIRSTEN DELLIS

Address Medius House, Sheraton Street, London W1F 2BH

SIGNED as a deed by Idan Wallichman in the presence of:	Signature /s/ Idan Wallichman

Witness signature /s/ Sara Hayes

Name (in BLOCK CAPITALS) SARA HAYES

Address Medius House, 2 Sheraton Street, London